Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Donna Lee
636-728-3189

THERMADYNE HOLDINGS CORPORATION ANNOUNCES:

1.              UNAUDITED 2006 FIRST-QUARTER AND 2005 FOURTH-QUARTER FINANCIAL RESULTS AND RESTATED UNAUDITED RESULTS FOR PREVIOUSLY REPORTED PERIODS IN 2005, 2004 AND 2003

2.              COMPANY TO SEEK CONSENTS FOR EXTENSION OF TIME TO SUBMIT AUDITED FINANCIAL STATEMENTS TO THE SECURITIES AND EXCHANGE COMMISSION BEYOND JULY 19, 2006

ST. LOUIS, MO, July 11, 2006 — Thermadyne Holdings Corporation (THMD.PK) today reported unaudited results for the first quarter ended March 31, 2006, the fourth quarter ended December 31, 2005, restated unaudited results for previously reported 2005 quarters, restated unaudited results for the twelve months ended December 31, 2004, restated unaudited results for previously reported 2004 quarters and the restated unaudited results for the seven months ended December 31, 2003. The Company does not expect any material changes from these unaudited results when it files its audited results with the SEC. These filings are expected to be made in the near future.

HIGHLIGHTS

•                  Net sales growth trend continued in comparison to prior-year periods: 5.7% in fourth-quarter 2005, 7.1% for the year 2005, and accelerating to 11.3% in the first-quarter 2006.

•                  Operating EBITDA of $13.0 million for the first-quarter 2006 was unchanged from the restated 2005 comparable-period and Operating EBITDA was $34.2 million in 2005 versus a restated $41.8 million in 2004.

•                  Significant cost savings and other operational improvements reduced the impact of sharply higher materials costs.  Price increases, purposely delayed by the Company until it resolved on-time delivery problems in 2005, are being implemented to help reestablish gross profit levels.

•                  Four non-core divestitures generated proceeds of $28.8 million, primarily used to fund working capital needs for the Company’s growing operations and increase liquidity.

Restatement

As previously announced, the Company will restate previously reported results for the first three quarters of 2005 and each quarter of 2004. Today, the Company also announced a restatement of the seven months ended December 31, 2003. The previously issued financial statements have been corrected for adjustments in accounting for income taxes, foreign currency translation and the accounting of certain foreign business units. The financial statement presentations have also been reclassified to separate the assets and the liabilities and the results of operations of the discontinued operations.

Financial and Operating Review for First-Quarter 2006

Net sales in the first quarter of 2006 rose to $122.9 million, an increase of 11.3% from the same quarter of 2005.

“The double-digit sales increase was driven by new product introductions, market share gains, price increases and solid growth in all geographic regions, particularly the key U.S. independent industrial channel and Latin America. We are pleased with the excellent demand for our higher margin gas equipment, arc accessories and plasma lines, reversing some of the weakness we experienced in these lines in 2005,” commented Paul D. Melnuk, the Company’s Chairman and CEO.

Gross profit was $35.2 million, or 28.6% of sales, in the first-quarter 2006 as compared to $34.0 million, or 30.8% of sales, in the restated 2005 first-quarter period. Operational improvements including new product introductions, cost reductions and improved productivity benefited gross margins but this was more than offset by materials cost inflation. Year-to-year inflation was led by increases in copper and brass of 55% and 60%, respectively. These are key raw material inputs used in many of the Company’s products. Margins were also impacted by the incremental production and handling costs in the TexMex operations related to achieving on-time delivery performance expectations of our customers. The Company expects operational gains will offset further commodity cost increases experienced in the second-quarter 2006, and product price increases to be instituted by the Company in August are targeted to regain lost gross profit.

The year-to-year quarterly increase in gross profit was offset by a $1.0 million increase in selling, general and administrative costs due primarily to higher professional fees associated with Sarbanes-Oxley compliance and related control deficiency remediation efforts. Interest costs increased $1.1 million primarily related to higher interest rates, and income tax expenses increased by $1.8 million. As a result, the Company reported a $1.1 million loss from continuing operations for the first-quarter 2006 and a $0.6 million loss from discontinued operations. This compares with income of $1.5 million from continuing operations and $0.6 million income from discontinued operations in the restated comparable prior-year period.

For the first quarter of 2006, the Company recognized a net loss including discontinued operations of $1.7 million, or $0.13 per share, versus restated net income of $2.0 million, or $0.15 per share, in the first-quarter 2005 period. Operating EBITDA from continuing operations (a non-GAAP measure described below) was $13.0 million  in the first quarters of 2006 and 2005.

Outlook for 2006

“Although sharply higher material cost inflation has limited our bottom-line progress, we have a good start in 2006 with an 11% sales gain in the first quarter and continuing top line strength in the second quarter,” commented Mr. Melnuk. “We expect 2006 to show strong net sales growth, productivity gains, consistent on-time delivery at or near our 95% target and strengthening Operating EBITDA. Materials cost inflation, led by unprecedented increases in commodity prices experienced through much of the first half together with the additional professional fees incurred in connection with Sarbanes-Oxley compliance, related control deficiency remediation efforts and delayed financial filings have presented additional challenges for the year. However, we have been able to execute initiatives that largely offset these higher costs such that we believe we will report an increase in Operating EBITDA this year. Further, we have announced a price increase effective August 1, 2006 that should compensate for the higher costs,” he added.

“Beyond this, we continue to aggressively work a host of initiatives to increase sales and expand market share, improve customer service and reduce costs. Considerable progress has already been made and will continue in advancing our product and brand strategies, improving on-time delivery performance, expanding our low-cost country sourcing initiatives and increasing productivity,” he said.

“Needing to keep inventories at high levels to help address our on-time delivery problems of 2005, we purposely waited to target working capital improvements. We now have a dedicated team under the direction of a senior executive that is focused on a comprehensive effort to improve inventory turns on a sustainable basis. We expect this effort will begin to show meaningful results in the second half of 2006,” he concluded.

Financial and Operating Overview of 2005

Net sales in the fourth quarter of 2005 rose to $114.0 million, an increase of 5.7% from the same quarter of 2004 continuing the pattern of year-over-year quarterly sales growth in 2005.

Gross profit was $29.5 million, or 25.8% of sales, in the fourth quarter of 2005 as compared with $28.9 million, or 26.8% of sales, in the prior-year restated fourth-quarter period. The 2005 fourth-quarter gross margin was reduced by material cost inflation of $8.5 million which the Company had decided to absorb until it improved its production and delivery performance.

Selling, general and administrative costs increased to $32.4 million, or 28.4% of sales, in the fourth quarter of 2005, versus $30.4 million, or 28.2% of sales, in the prior-year period.  This $2 million increase is due primarily to $1.0 million of professional fees associated with Sarbanes-Oxley compliance and $0.5 million of personnel costs related to severances, recruiting, and relocations.

For the fourth quarter of 2005, the Company incurred a total net loss of $23.5 million, or $1.77 per share, including the loss from discontinued operations of $13.4 million, or $1.01 per share, as compared to the restated total net loss in 2004 of $10 million, or $0.75 per share, including a loss from discontinued operations of $0.2 million, or $0.02 per share. Operating EBITDA was $1.6 million in the fourth quarter of 2005 and $5.3 million in the fourth quarter of 2004 as restated.

Net sales for 2005 increased 7.1% over the restated prior year despite the adverse impact delivery issues had on customer service levels reflecting strong underlying end user demand, accelerating new product introductions and price increases at the start of the year.

Gross profit was $131.8 million, or 28.1% of sales, compared with $128.1 million, or 29.3% of sales, in the restated prior year. Significant cost savings and other operational improvements offset a large portion of the more than $30 million of materials cost inflation experienced during the year. Average prices for copper and brass were 25% higher in 2005 compared with 2004.

“Without the results of our improvement initiatives, gross margins would have been materially lower given the inflation levels,” said Mr. Melnuk. “However, margins could have been even better had we not experienced increased costs from expediting production to catch up on late deliveries nor purposely postponed price increases that would have offset some of the inflation until the end of the year when the disruption from delivery problems was solved,” continued Mr. Melnuk.

Selling, general and administrative costs increased to $115.8 million, or 24.7% of sales from a restated $107.3 million, or 24.5% of sales, in 2004. The increase was primarily due to additional sales and marketing initiatives including the expansion and development of international markets, the investment in new product development, additional costs associated with the Company’s management incentive plan and higher costs related to Sarbanes-Oxley compliance. Interest costs increased to $24.1 million in 2005 from $21.5 million in 2004 due to higher interest rates and higher debt levels as a result of increased working capital requirements to support sales growth.

Mr. Melnuk continued, “While the financial results lagged our goals in 2005, we made substantial strides toward improving our long-term competitive position and profitability. During the year, we began implementing a strategy to better position our products in the market, based on three distinct product market segments. This strategy should give us broader market coverage and enhance customer service. We also made significant investments in new product development that better position us for continued new product sales growth in 2006 and beyond. We have launched initiatives that have reduced costs to date and that we believe will significantly reduce costs over time, improving profitability and working capital efficiency in future periods. This includes the commencement of manufacturing in China through a joint venture and establishing a global sourcing and engineering base in Asia.”

Non-Core Businesses

As previously announced, the Company divested two non-core businesses in December 2005 and another in March 2006 generating proceeds of $21.3 million. The Company utilized $4 million of these proceeds to acquire the minority interest in its South African non-core businesses and the remainder has been used to repay outstanding balances of the working capital facility. The 2005 consolidated financial results present these three divested operations (Genset, Soltec and Plant Hire) as discontinued operations.

In April 2006, the Company sold Tec.Mo, a small Italian subsidiary, for approximately $7.5 million that was also used to repay outstanding balances of the working capital facility in the second quarter of 2006. TecMo was treated as a discontinued operation in the first-quarter 2006 and the prior year financial statements are also reclassified accordingly.

Mr. Melnuk stated, “We have made excellent progress on our non-core business evaluation process, completing four sales to date generating proceeds of almost $29 million, which were used primarily to fund working capital needs for the Company’s growing operations and increase liquidity. We are actively evaluating the remaining South African businesses and expect any additional divestitures to be completed in the third quarter enabling us to reduce debt and sharpen the focus on our core business lines.”

Cash Flow and Liquidity

As of December 31, 2005, the Company had reduced its net indebtedness (consisting of the Working Capital Facility and Long-term Obligations reduced by Cash and Cash Equivalents) by $11.4 million from the restated amounts as of September 30, 2005. This was primarily the result of the sale of the Genset business unit which provided an aggregate $12.3 million of cash and assumption of liabilities by the buyer. At December 31, 2005, the Company had combined cash and availability under its Working Capital Facility of $28.5 million.

As of March 31, 2006, net indebtedness had increased $10.5 million to $258 million as compared to the December 31, 2005 level. This increase along with the $9.0 million of proceeds from the disposal of Soltec and Plant Hire funded working capital needs arising from increased levels of accounts receivables, seasonal payment obligations of interest and certain vendor payables and to purchase minority interest in the Company’s South African business unit for $4.0 million. As of March 31, 2006, the Company had combined cash and availability under its Working Capital Facility of $28.0 million.

As of June 30, 2006, the Company had combined cash and availability under its revolver of $38.0 million with the increase from prior periods attributable in part to the April 2006 sale of Tec.Mo for approximately $7.5 million.

Strengthened Operations Management

Recently, two outstanding and experienced individuals have joined Thermadyne’s manufacturing group to further accelerate progress in enhancing operational performance. Matthew J. Blake joined in April as the general manager of the Denton and Roanoke, Texas plants. Mr. Blake’s background includes successful manufacturing turnarounds at Newell Rubbermaid and management experience with General Electric Company. He holds a B.S. in Mechanical Engineering, an M.S. in Engineering Global Operations Management and an M.B.A. Prior to his corporate management experience, Mr. Blake served six years as a U.S. Navy officer.

In June, L.E. (Larry) Rybicki joined as Senior Vice President, Manufacturing Americas with overall responsibility for manufacturing operations in Brazil, Kentucky, Mexico and Texas. Just prior to joining Thermadyne, Mr. Rybicki worked for Thermadyne on a contract basis and was integral to the turnaround in the TexMex delivery performance. Previous employment includes 20 years with General Electric Company and 11 years with Emerson Electric. He comes to us as a seasoned manufacturing executive having held several diverse management positions as well as responsibility for the construction and start-up of manufacturing plants in the U.S., Mexico, Puerto Rico and Brazil. He holds a B.S. in Civil Engineering and a M.S. in Industrial Engineering.

Financial Statement Restatements and Anticipated Filings

The Company restated its previously issued financial statements for the first nine months of 2005, the year ending December 31, 2004, and the seven-month period ending December 31, 2003. The restatements relate primarily to changes in the accounting for deferred taxes, foreign currency translation of inter-company accounts and certain accounting adjustments to the results of the Company’s foreign locations. The Company has added, and is in discussions with, additional accounting personnel and is making process improvements to enhance its reporting controls for the future.  Management believes it will complete its delayed financial statement filings in the near future. The Company does not expect any material changes from these unaudited results when it files its audited results with the SEC. However, because some uncertainties remain in completing the audit and the SEC reports for 2005 and the quarter ending March 31, 2006, the Company will commence discussions with the lenders and bondholders to obtain consent for a further extension of time to complete the filings.

Based upon unaudited results, the adjustments to the previously issued financial statements changed Net Loss and Operating EBITDA and these are set forth in the following tables. Previously issued financial statements have also been adjusted to reclassify discontinued operations. See financial schedules attached to this press release for the impact of the restatement by quarter.

	Net Loss ($ millions)
	Originally		Increase
	Reported	Restated	(Decrease)
Seven months ending December 31, 2003	$17.6	$20.3	$2.7
Year ending December 31, 2004	$24.0	$13.9	($10.1)
Nine months ending September 30, 2005	$8.1	$9.1	$1.0

The restatement adjustments for the seven months ending December 31, 2003 arise primarily from changes to increase the income tax provision for foreign tax carryover benefits incorrectly recognized and to recognize additional state tax contingencies. For the year 2004, the reduction in Net Loss is primarily related to a reduction in the income tax expense of $7.0 million relating to the net effects of an $11.6 million reduction in deferred income tax liabilities associated with subsequent activity affecting the book tax differences recorded in connection with the fresh-start accounting valuation adjustments. The 2004 income tax adjustment also reflects charges for additional state income tax contingencies and the correction to deferred tax liabilities of certain foreign entities. In addition to the various tax related adjustments, the year 2004 also reflects a $1.9 million gain for corrections in foreign currency translation of inter-company accounts and a $1.2 million reduction of the Net Loss for corrections to various accounting matters at two of the Company’s international business units. For the nine months ending September 30, 2005, the corrections relate to various accounting adjustments for two of the Company’s international business units.

The corrections to the previously issued financial statements changed Operating EBITDA as follows:

	Operating EBITDA
	Originally		Increase
	Reported	Restated	(Decrease)
Year ending December 31, 2004	$43.5	$41.8	$1.7
Nine months ending September 30, 2005	$39.8	$32.6	$(7.2)

$43.5$41.8$1.7

The changes to Operating EBITDA arise from corrections to foreign currency translation of inter-company accounts and adjustments at two of the Company’s international business units, elimination of discontinued operating reclassification of other income and expense items and changes to the definition of Operating EBITDA.

Use of Non-GAAP Measures

The preceding discussion of operations includes reference to Operating EBITDA. While a non-GAAP measure, management believes Operating EBITDA enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines Operating EBITDA as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, the non-recurring items of severance accruals, restructuring costs and post retirement benefit expense in excess of cash payments. The Company has modified its presentation from previously reported financial results to (a) reduce Operating EBITDA for cash payments of post retirement benefits, and (b) reclassify certain amounts previously reported in the financial statement caption of Other Income and Expenses within the financial statement caption of Selling, General and Administrative expenses which has the effect of also adjusting Operating EBITDA.

A schedule is attached which reconciles Net Income (Loss) from Continuing Operations as shown in the Consolidated Statements of Operations to Operating EBITDA. The determination of Operating EBITDA excludes items of a non-cash nature, such as depreciation expense, LIFO inventory adjustments and stock-based compensation expense. Management focuses more attention on measures such as operating spending levels and efficiencies and less on these non-cash items. Additionally, non-GAAP measures such as Operating EBITDA are commonly used to value the business by investors and lenders.

Non-GAAP measurements such as Operating EBITDA are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Use of Operating EBITDA has material limitations, and therefore management provides a reconciliation for the reader, of Operating EBITDA to Net Income (Loss) from Continuing Operations.

Conference Call

Thermadyne will hold a teleconference on July 11, 2006 at 4:00 PM Eastern.

To participate via telephone, please dial:
•   U.S. and Canada: 877-313-3171 (Conference ID 2874052)

Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a recording of the conference will be available from July 11, 2006 at 5:30 PM Eastern until July 18, 2006 at 11:30 PM Eastern by dialing (800) 642-1687 or (706) 645-9291. Enter conference ID No. 2874052 followed by the # to listen to the recording.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, and Cigweld®. Its common shares trade on the pink sheets under the symbol THMD.PK. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION

Unaudited financial highlights

(In thousands, except share data)

Schedule 1
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,				Three Months Ended December 31,				Twelve Months Ended December 31,
		%	(Restated)%			%	(Restated)%			%	(Restated)%
	2006 (1)	of Sales	2005 (1)	of Sales	2005	of Sales	2004	of Sales	2005	of Sales	2004	of Sales

Net sales	$122,859	100.0%	$110,384	100.0%	$114,047	100.0%	$107,887	100.0%	$468,616	100.0%	$437,529	100.0%
Cost of goods sold	87,709	71.4%	76,361	69.2%	84,589	74.2%	79,005	73.2%	336,831	71.9%	309,411	70.7%
Gross Margin	35,150	28.6%	34,023	30.8%	29,458	25.8%	28,882	26.8%	131,785	28.1%	128,118	29.3%
Selling, general and administrative expenses	26,841	21.8%	25,763	23.3%	32,362	28.4%	30,386	28.2%	115,810	24.7%	107,322	24.5%
Amortization of intangibles	731	0.6%	881	0.8%	797	0.7%	791	0.7%	3,295	0.7%	3,388	0.8%
Net periodic postretirement benefits	528	0.4%	541	0.5%	45	0.0%	424	0.4%	1,823	0.4%	2,250	0.5%
Restructuring costs	—	0.0%	—	0.0%	—	0.0%	1,562	1.4%	—		8,820	2.0%
Operating income	7,050	5.7%	6,838	6.2%	(3,746)	-3.3%	(4,281)	-4.0%	10,857	2.3%	6,338	1.4%
Other income (expense):
Interest	(6,517)	-5.3%	(5,440)	-4.9%	(6,382)	-5.6%	(6,011)	-5.6%	(24,102)	-5.1%	(21,544)	-4.9%
Amortization of deferred financing costs	(332)	-0.3%	(430)	-0.4%	(344)	-0.3%	(512)	-0.5%	(1,485)	-0.3%	(1,418)	-0.3%
Minority interest	(61)	0.0%	(53)	0.0%	(84)	-0.1%	(77)	-0.1%	(628)	-0.1%	(310)	-0.1%
Income (loss) from continuing operations before income tax provision	140	0.1%	915	0.8%	(10,556)	-9.3%	(10,881)	-10.1%	(15,358)	-3.3%	(16,942)	-3.9%
Income tax provision (benefit)	1,226	1.0%	(571)	-0.5%	(473)	-0.4%	(1,145)	-1.1%	4,277	0.9%	(3,025)	-0.7%
Income (loss) from continuing operations	(1,086)	-0.9%	1,486	1.3%	(10,083)	-8.8%	(9,736)	-9.0%	(19,635)	-4.2%	(13,917)	-3.2%
Income (loss) from discontinued operations	(649)	-0.5%	562	0.5%	(13,432)	-11.8%	(240)	-0.2%	(12,917)	-2.8%	11	0.0%
Net Loss	$(1,735)	-1.4%	$2,048	1.9%	$(23,515)	-20.6%	$(9,976)	-9.2%	$(32,552)	-6.9%	$(13,906	-3.2%

Net loss applicable to common shares
Continuing operations	$(0.08)		$0.11		$(0.76)		$(0.73)		$(1.47)		$(1.05)
Discontinued operations	(0.05)		0.04		(1.01)		(0.02)		(0.97)		0.00
Net loss	$(0.13)		$0.15		$(1.77)		$(0.75)		$(2.44)		$(1.04)

(1)   TecMo included in discontinued operations

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In thousands)

Schedule 2

			(Restated)	(Restated)
Cash Flows from continuing operations	Three months ended	Twelve months ended	Twelve months ended	Seven months ended
Cash flows from operating activities:	March 31, 2006	December 31, 2005	December 31, 2004	December 31, 2003
Net income (loss)	$(1,735)	$(32,552)	$(13,906)	$(20,303)
Adjustments to reconcile net income (loss)
net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	649	12,917	(11)	304
Minority Interest	61	628	318	—
Net periodic postretirement benefits	528	1,823	2,250	1,488
Depreciation and amortization	5,056	20,325	21,991	13,662
Deferred income taxes	(93)	2,420	(3,653)	—
Goodwill/Intangibles Adjustment	—	376	(4,753)	—
(Gain) loss on disposal of assets	—	(198)	—	—
Gain or reorganization and adoption of fresh-start accounting	—	—	—	—
Changes in operating assets and liabilities:
Accounts Receivable	(7,907)	(10,442)	(7,799)	7,508
Inventories	238	(13,788)	(19,921)	5,206
Prepaid expenses and other	707	(2,459)	1,463	(1,119)
Accounts payable	(3,554)	18,831	3,458	3,479
Accrued and other liabilities	(5,466)	(407)	1,510	(4,677)
Accrued interest	(4,175)	188	6,822	307
Income taxes	(897)	(7,141)	849	2,154
Other long-term liabilities	(1,285)	1,222	4,985	(1,413)
Net cash provided by (used in) operating activities:	(17,873)	(8,257)	(6,397)	6,596

Cash flows provided by (used in) investing activities from continuing operations:
Capital Expenditures	(1,075)	(9,161)	(13,581)	(4,367)
Proceeds from sales of assets	10,384	12,684	1,324	—
Acquisition of minority interest	(3,954)	—	—	—
Investment in joint venture	—	(850)	—	—
Net cash provided by (used in) investing activities from continuing operations	5,355	2,673	(12,257)	(4,367)

Cash flows provided by (used in) financing activities from continuing operations:
Net (repayments) borrowings under revolving credit facility	5,069	9,142	(2,036)	(831)
Net (repayments) borrowings under Second-Lien facility	—	10,000	20,000	—
Net (repayments) borrowings under other credit facilities	—	(7,058)	4,046	(997)
Financing Fees	—	(747)	(7,572)	(116)
Exercise of warrants	—	—	193	—
Other, net	(168)	—	(2,197)	(245)
Net cash provided by (used in) financing activities from continuing operations	4,901	11,337	12,434	(2,189)

Effect of exchange rate changes on cash and cash equivalents	2,384	733	(974)	2,205

Net cash provided by (used in) continuing operations	(5,233)	6,486	(7,194)	2,245

Cash flows from discontinued operations
Net cash provided by (used in) operating activities	17	(1,391)	(5,138)	4,210
Net cash provided by (used in) investing activities	(154)	(1,519)	(2,498)	(3,755)
Net cash provided by (used in) financing activities	373	260	5,051	948
Effect of exchange rate changes on cash and cash equivalents	77	(1)	56	344
Net cash provided by (used in) discontinued operations	313	(2,651)	(2,529)	1,747

Total increase (decrease) in cash and cash equivalents	(4,920)	3,835	(9,723)	3,992
Total cash and cash equivalents beginning of period	12,824	6,650	16,784	12,793
Total cash and cash equivalents end of period	$7,904	$10,485	$7,061	$16,785

Continuing Operations
Cash and Cash equivalents beginning of period	$12,439	$6,338	$13,532	$11,287
Net Cash provided by continuing operations	(5,233)	6,486	(7,194)	2,245
Cash and Cash equivalents end of period	$7,206	$12,824	$6,338	$13,532

Discontinued Operations
Cash and Cash equivalents beginning of period	$385	$723	$3,252	$1,506
Net Cash provided by discontinued operations	313	(2,651)	(2,529)	1,747
Cash and Cash equivalents end of period	$698	$(1,928)	$723	$3,253

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In thousands)

Schedule 3
Consolidated Balance Sheets

				(Restated)	(Restated)
ASSETS	As of		As of	As of	As of
	March 31, 2006		December 31, 2005	December 31, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$7,206		$12,824	$6,338	$13,532
Accounts receivable	84,499		79,828	71,728	60,635
Inventories	118,120		120,318	108,403	88,822
Prepaid expenses and other	8,910		9,721	7,156	10,182
Deferred tax assets	1,861		16,721	3,129	—
Assets held for sale	12,008	(1)	1,861	64,296	66,014
Total current assets	232,604		241,273	261,050	239,185
Property, plant & equipment, net	52,962		56,630	65,253	68,867
Goodwill	203,308		205,275	208,986	124,833
Intangibles, net	65,581		66,341	72,976	75,186
Other assets	5,857		6,218	7,516	1,406
Total assets	$560,312		$575,737	$615,781	$509,477

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$38,334		$43,804	$25,447	$20,760
Accrued and other liabilities	27,295		33,320	33,978	34,229
Accrued interest	3,142		7,317	7,129	307
Income taxes payable	2,067		5,210	5,405	4,053
Liabilities held for sale	3,354		4,155	32,005	28,463
Working capital facility	36,865		31,796	10,824	12,860
Second-Lien facility	—		—	20,000	—
Current maturities of long-term obligations	5,346		4,597	6,734	13,425
Total current liabilities	116,403		130,199	141,522	114,097
Long-term obligations, less current maturities	222,945		223,809	198,731	188,006
Deferred tax liabilities	57,970		55,503	73,838	1,230
Other long-term liabilities	40,504		41,629	40,323	36,661
Minority Interest	302		2,214	318	—
Shareholder’s equity
Common stock	133		133	133	133
Additional paid-in capital	183,713		183,541	183,460	183,267
Accumulated deficit	(68,496)		(66,761)	(34,209)	(20,303)
Accumulated other comprehensive income	6,838		5,470	11,665	6,386
Total shareholders’ equity	122,188		122,383	161,049	169,483
Total liabilities and shareholders’ equity	$560,312		$575,737	$615,781	$509,477

(1)   At March 31, 2006, assets held for sale include inventories of $2,511, accounts receivable of $3,477 and accounts payable of $2,258 related to TecMo.

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In thousands)

Schedule 4
Trend of Accounts Receivable, net, Inventories and Accounts Payable

	Three Months Ended
				(Restated)	(Restated)	(Restated)
	March 31,		December 31,	September 30,	June 30,	March 31,
	2006		2005	2005	2005	2005
Accounts receivable, net	$84,499	(1)	$79,828	$84,419	$79,055	$77,884
Inventories	118,120	(2)	120,318	117,034	110,227	107,882
Accounts payable	(38,334	)(3)	(43,804)	(39,348)	(34,570)	(33,164)
Sum-Total	$164,285		$156,342	$162,105	$154,712	$152,602
—% Annualized Sales	33.4%		33.4%	34.6%	33.0%	32.6%

	(Restated)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2004	2004	2004	2004
Accounts receivable, net	$71,728	$71,176	$72,912	$70,725
Inventories	108,403	118,558	116,153	96,189
Accounts payable	(25,447)	(26,806)	(28,909)	(24,035)
Sum-Total	$154,684	$162,928	$160,156	$142,879
—% Annualized Sales	35.4%	37.2%	36.6%	32.7%

(1) At March 31, 2006, accounts receivable excludes $3,477 related to TecMo

(2) At March 31, 2006, inventories excludes $2,511 related to TecMo

(3) At March 31, 2006, accounts payable excludes $2,258 related to TecMo

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In millions)

Schedule 5
Reconciliations of Net Income (Loss) to Operating EBITDA (1)

	Three Months Ended March 31,
		(Restated)
	2006	2005
Net income (loss) from continuing operations	$(1.1)	$1.5
Plus:
Depreciation and amortization including deferred financing fees	5.1	5.3
Interest expense	6.5	5.4
Net periodic postretirement benefits	0.3	0.3
Restructuring costs	—	0.9
LIFO	0.8	—
Minority interest	0.1	0.1
Stock compensation expense	0.1	—
Provision for (benefit from) income taxes	1.2	(0.6)
Operating EBITDA (1)	$13.0	$13.0
Impact of restatement to Operating EBITDA	$—	$0.3

	Three Months Ended December 31,
		(Restated)
	2005	2004
Net income (loss) from continuing operations	$(10.1)	$(9.7)
Plus:
Depreciation and amortization including deferred financing fees	4.5	6.0
Interest expense	6.4	6.0
Net periodic postretirement benefits	(0.2)	0.3
Restructuring costs	0.7	1.5
LIFO	0.6	2.3
Minority interest	0.1	0.1
Provision for (benefit from) income taxes	(0.5)	(1.1)
Operating EBITDA (1)	$1.6	$5.3
Impact of restatement to Operating EBITDA	$—	$(0.3)

	Twelve Months Ended December 31,
		(Restated)
	2005	2004
Net income (loss) from continuing operations	$(19.6)	$(13.9)
Plus:
Depreciation and amortization including deferred financing fees	20.4	22.0
Interest expense	24.1	21.5
Net periodic postretirement benefits, net of cash payments	0.6	1.3
Restructuring costs	1.8	10.3
LIFO	1.9	3.3
Minority interest	0.6	0.3
Provision for (benefit from) income taxes	4.3	(3.0)
Operating EBITDA (1)	$34.2	$41.8
Impact of restatement to Operating EBITDA	$(0.3)	$3.4

(1) A Non-GAAP measure

THERMADYNE HOLDINGS CORPORATION
unaudited financial highlights
(In millions)

Schedule 6
Reconciliations of Net Income (Loss) to Operating EBITDA (1)

	(Restated)				(Restated)
	Three months ended:				Twelve months ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	December 31, 2004
Net income (loss) from continuing operations	$(0.2)	$(5.2)	$1.3	$(9.7)	$(13.9)
Plus:
Depreciation and amortization including deferred financing fees	5.5	5.3	5.2	6.0	22.0
Interest expense	4.8	5.2	5.6	6.0	21.5
Net periodic postretirement benefits	0.5	0.4	0.1	0.3	1.3
Restructuring costs	—	2.5	6.4	1.5	10.3
LIFO	—	1.0	—	2.3	3.3
Minority interest	0.1	0.1	0.1	0.1	0.3
Provision for (benefit from) income taxes	1.5	2.7	(6.1)	(1.1)	(3.0)
Operating EBITDA (1)	$12.1	$11.8	$12.6	$5.3	$41.8

	Three months ended:
	(Restated)	(Restated)	(Restated)		Twelve months ended
	March 31, 2005 (1)	June 30, 2005	September 30, 2005	December 31, 2005	December 31, 2005
Net income (loss) from continuing operations	$1.8	$(3.1)	$(8.2)	$(10.1)	$(19.6)
Plus:
Depreciation and amortization including deferred financing fees	5.4	5.3	5.1	4.5	20.4
Interest expense	5.4	5.9	6.3	6.4	24.1
Net periodic postretirement benefits	0.3	0.4	0.2	(0.2)	0.6
Restructuring costs	0.9	0.1	0.1	0.7	1.8
LIFO	—	1.1	0.3	0.6	1.9
Minority interest	0.1	0.3	0.2	0.1	0.6
Provision for (benefit from) income taxes	(0.4)	(1.0)	6.1	(0.5)	4.4
Operating EBITDA (1)	$13.6	$8.9	$10.1	$1.6	$34.2

(1) Includes TecMo as a Continuing Operation

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In thousands, except share data)

Schedule 7
Summary of Unaudited Restatements
Three Months Ended March 31, 2004

	As Originally Reported	Discontinued Operations	Adjusted	Restatement Adjustments		As Restated

Select income statement data:

Net Sales	$116,688	$(10,749)	$105,939	$(103)		$105,836
Gross Profit	38,009	(5,413)	32,596	1,418		34,014
Operating Income (Loss)	4,521	556	5,077	1,235	A	$6,312

Income (loss) applicable to common shares:

Continuing operations	$(1,029)	$251	$(778)	$539	B	(239)
Discontinued operations	—	(251)	(251)	—		(251)
Net Income (loss)	$(1,029)	$—	$(1,029)	$539		$(490)

Basic and diluted income (loss) per share applicable to common shares:

Continuing operations	$(0.08)	$0.02	$(0.06)	$0.04		$(0.02)
Discontinued operations	—	(0.02)	(0.02)	—		(0.02)
Net income (loss)	$(0.08)	$—	$(0.08)	$0.04		$(0.04)

A.   Primarily associated with adjustments to properly state inventory valuations for each quarter of 2004, which had no effect on full year results

B.   Primarily associated with the adjustment described in A. above and adjustments to the income tax provision primarily related to changes in the accounting for deferred tax liabilities associated with fresh start accounting.

Summary of Unaudited Restatements

Three Months Ended June 30, 2004

	As Originally Reported	Discontinued Operations	Adjusted	Restatement Adjustments		As Restated

Select income statement data:

Net Sales	$123,210	$(10,384)	$112,826	$(103)		$112,723
Gross Profit	40,177	(6,277)	33,900	(23)		33,877
Operating Income (Loss)	4,544	(1,973)	2,571	433	A	3,004

Income (loss) applicable to common shares:

Continuing operations	$(5,289)	$(309)	$(5,598)	$358	B	$(5,240)
Discontinued operations	—	309	309	—		$309
Net Income (loss)	$(5,289)	$—	$(5,289)	$358		$(4,931)

Basic and diluted income (loss) per share applicable to common shares:

Continuing operations	$(0.40)	$(0.02)	$(0.42)	$0.03		$(0.39)
Discontinued operations	—	0.02	0.02	—		0.02
Net income (loss)	$(0.40)	$—	$(0.40)	$0.03		$(0.37)

A.   Primarily related to adjutments associated with foreign currency translation

B.   Primarily associated with the adjustment described in A. above and adjustments to the income tax provision  primarily related to changes in the accounting for deferred tax liabilities associated with fresh start accounting

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In thousands, except share data)

Schedule 8
Summary of Unaudited Restatements
Three Months Ended September 30, 2004

	As Originally Reported	Discontinued Operations	Adjusted	Restatement Adjustments		As Restated

Select income statement data:

Net Sales	$120,897	$(9,711)	$111,186	$(103)		$111,083
Gross Profit	35,737	(5,584)	30,153	1,192		31,345
Operating Income (Loss)	(106)	(556)	(662)	1,965	A	1,303

Income (loss) applicable to common shares:

Continuing operations	$(8,473)	$(193)	$(8,666)	$9,964	B	$1,298
Discontinued operations	—	193	193	193
Net Income (loss)	$(8,473)	$—	$(8,473)	$9,964		$1,491

Basic and diluted income (loss) per share applicable to common shares:

Continuing operations	$(0.64)	$(0.01)	$(0.65)	$0.75		$0.10
Discontinued operations	—	0.01	0.01	—		0.01
Net income (loss)	$(0.64)	$—	$(0.64)	$0.75		$0.11

A.   Primarily associated with adjustments to properly state inventory valuations for each quarter of 2004, which had no effect on full year results and adjustments related to foreign currency translation.

B.   Primarily associated with the adjustment described in A. above and adjustments to the income tax provision primarily related to changes in the accounting for deferred tax liabilities associated with fresh start accounting.

Summary of Unaudited Restatements

Three Months Ended December 31, 2004

	As Originally Reported	Discontinued Operations	Adjusted	Restatement Adjustments		As Restated

Select income statement data:

Net Sales	$121,824	$(13,835)	$107,989	$(102)		$107,887
Gross Profit	32,905	(3,243)	29,662	(780)		28,882
Operating Income (Loss)	(825)	(3,198)	(4,023)	(258	)A	(4,281)

Income (loss) applicable to common shares:

Continuing operations	$(9,186)	$240	$(8,946)	$(790	)B	$(9,736)
Discontinued operations	—	(240)	(240)	—		(240)
Net Income (loss)	$(9,186)	$—	$(9,186)	$(790)		$(9,976)

Basic and diluted income (loss) per share applicable to common shares:

Continuing operations	$(0.69)	$0.02	$(0.67)	$(0.06)		$(0.73)
Discontinued operations	—	(0.02)	(0.02)	—		(0.02)
Net income (loss)	$(0.69)	$—	$(0.69)	$(0.06)		$(0.75)

A.   Primarily associated with adjustments to properly state inventory valuations for each quarter of 2004, which had no effect on full year results offset by adjustments associated with depreciation, proper accounting for a lease transaction and adjustments at one of our international business units.

B.   Primarily associated with the adjustment described in A. above and adjustments to the income tax provision primarily related to changes in the accounting for deferred tax liabilities associated with fresh start accounting.

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In thousands, except share data)

Schedule 9
Summary of Unaudited Restatements
Twelve Months Ended December 31, 2004

	As Originally Reported	Discontinued Operations	Adjusted	Restatement Adjustments	As Restated

Select income statement data:

Net Sales	$482,619	$(44,679)	$437,940	$(411)	$437,529
Gross Profit	146,828	(20,517)	126,311	1,807	128,118
Operating Income (Loss)	8,134	(5,171)	2,963	3,375	6,338

Income (loss) applicable to common shares:

Continuing operations	$(23,977)	$(11)	$(23,988)	$10,071	$(13,917)
Discontinued operations	—	11	11	—	11
Net Income (loss)	$(23,977)	$—	$(23,977)	$10,071	$(13,906)

Basic and diluted income (loss) per share applicable to common shares:

Continuing operations	$(1.80)	$(0.00)	$(1.80)	$0.76	$(1.05)
Discontinued operations	—	0.00	0.00	—	0.00
Net income (loss)	$(1.80)	$—	$(1.80)	$0.76	$(1.04)

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In thousands, except share data)

Schedule 10
Summary of Unaudited Restatements
Three Months Ended March 31, 2005

							Q1 ’06 Presentation
	As Originally Reported	Discontinued Operations	Adjusted	Restatement Adjustments		As Restated	Discontinued Operations (TecMo)	Adjusted

Select income statement data:

Net Sales	$126,041	$(13,310)	$112,731	$93		$112,824	$(2,440)	$110,384
Gross Profit	38,018	(3,419)	34,599	227		34,826	(803)	34,023
Operating Income (Loss)	7,935	(922)	7,013	327	A	7,340	(502)	6,838

Income (loss) applicable to common shares:

Continuing operations	$990	$(289)	$701	$1,058	B	$1,759	$(273)	$1,486
Discontinued operations	—	289	289	—		$289	273	562
Net Income (loss)	$990	$—	$990	$1,058		$2,048	$—	$2,048

Basic and diluted income (loss) per share applicable to common shares:

Continuing operations	$0.07	$(0.02)	$0.05	$0.08		$0.13	$(0.02)	$0.11
Discontinued operations	—	0.02	0.02	—		0.02	0.02	0.04
Net income (loss)	$0.07	$—	$0.07	$0.08		$0.15	$—	$0.15

A.   Primarily associated with adjustments at one of our international business units.

B   Primarily associated with the adjustment described in A. above and adjustments to the income tax provision primarily related to changes in the accounting for deferred tax liabilities associated with fresh start accounting.

Summary of Unaudited Restatements
Three Months Ended June 30, 2005

	As Originally Reported	Discontinued Operations	Adjusted	Restatement Adjustments		As Restated

Select income statement data:

Net Sales	$135,072	$(13,782)	$121,290	$92		$121,382
Gross Profit	34,140	(2,575)	31,565	1,101		32,666
Operating Income (Loss)	3,047	(177)	2,870	(348	)A	2,522

Income (loss) applicable to common shares:

Continuing operations	$(1,696)	$(319)	$(2,015)	$(1,091	)B	$(3,106)
Discontinued operations	—	319	319	—		319
Net Income (loss)	$(1,696)	$—	$(1,696)	$(1,091)		$(2,787)

Basic and diluted income (loss) per share applicable to common shares:

Continuing operations	$(0.13)	$(0.02)	$(0.15)	$(0.08)		$(0.23)
Discontinued operations	—	0.02	0.02	—		0.02
Net income (loss)	$(0.13)	$—	$(0.13)	$(0.08)		$(0.21)

A.   Primarily associated with adjustments at one of our international business units and adjustments to foreign currency translation.

B.   Primarily associated with the adjustment described in A. above and adjustments to the income tax provision primarily related to changes in the accounting for deferred tax liabilities associated with fresh start accounting.

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In thousands, except share data)

Schedule 11
Summary of Unaudited Restatements
Three Months Ended September 30, 2005

	As Originally Reported	Discontinued Operations	Adjusted	Restatement Adjustments		As Restated

Select income statement data:

Net Sales	$131,268	$(10,998)	$120,270	$93		$120,363
Gross Profit	37,549	(2,547)	35,002	(167)		34,835
Operating Income (Loss)	5,128	(83)	5,045	(304	)A	4,741

Income (loss) applicable to common shares:

Continuing operations	$(7,375)	$93	$(7,282)	$(923	)B	$(8,205)
Discontinued operations	—	(93)	(93)	—		(93)
Net Income (loss)	$(7,375)	$—	$(7,375)	$(923)		$(8,298)

Basic and diluted income (loss) per share applicable to common shares:

Continuing operations	$(0.55)	$0.01	$(0.55)	$(0.07)		$(0.62)
Discontinued operations	—	(0.01)	(0.01)	—		(0.01)
Net income (loss)	$(0.55)	$—	$(0.55)	$(0.07)		$(0.62)

A.   Primarily associated with adjustments at one of our international business units and adjustments to foreign currency translation.

B.   Primarily associated with the adjustment described in A. above and adjustments to the income tax provision primarily related to changes in the accounting for deferred tax liabilities associated with fresh start accounting.

Summary of Unaudited Restatements
Nine Months Ended September 30, 2005

	As Originally Reported	Discontinued Operations	Adjusted	Restatement Adjustments	As Restated

Select income statement data:

Net Sales	$392,381	$(38,090)	$354,291	$278	$354,569
Gross Profit	109,707	(8,541)	101,166	1,161	102,327
Operating Income (Loss)	16,110	(1,182)	14,928	(325)	14,603

Income (loss) applicable to common shares:

Continuing operations	$(8,081)	$(515)	$(8,596)	$(956)	$(9,552)
Discontinued operations	—	515	515	—	515
Net Income (loss)	$(8,081)	$—	$(8,081)	$(956)	$(9,037)

Basic and diluted income (loss) per share applicable to common shares:

Continuing operations	$(0.61)	$(0.04)	$(0.65)	$(0.07)	$(0.72)
Discontinued operations	—	0.04	0.04	—	0.04
Net income (loss)	$(0.61)	$—	$(0.61)	$(0.07)	$(0.68)